Exhibit 99

American Electric Technologies Announces Charge in

Fourth Quarter 2007 due to Cost Overruns

American Electric Technologies, Inc. (NASDAQ: AETI), the premium supplier of custom-designed power distribution and control solutions for the traditional and alternative energy industries, today announced that it will incur an after tax charge of $1,260,000 ($1,999,000 before tax) or $0.16 per share in the fourth quarter of 2007 due to estimated cost overruns on three fixed price light commercial contracts in its Electrical and Instrumentation Construction segment. The contracts will be completed prior to year- end and no additional overruns are expected.

The cost overruns were primarily due to substantially higher labor hours occasioned by schedule slippage and poor project supervision. Although claims may be made against the general contractors, no assurance of recovery can be made and accordingly, no recovery of the cost overages has been taken into account in estimating the loss.

The Company has installed an additional project manager for this market segment which management believes will prevent the recurrence of this problem.

The Company indicated that although this charge will likely cause the fourth quarter of 2007 to reflect a net loss, it expects the full year to remain profitable.

In commenting on this situation, Arthur G. Dauber, President and Chief Executive Officer, stated, “2007 has been a challenging year for AETI. While many positive things have occurred including the development of our Chinese joint venture, a streamlined senior management organization and improved infrastructure to support continuing growth, our operating margins have been disappointing. The lower margins are attributable to the losses reflected above in the light commercial construction business and start-up challenges on several new products in the Technical Products and Services segment. I remain optimistic about 2008 as our current quotation activity is extremely high and the 2007 year-end backlog is expected to be at a record level. Based on the actions we have taken to improve project control in the light commercial construction business, I expect significantly improved margins in 2008 based on the book of business we will have at the end of the year.”

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American Electric Technologies, Inc. (NASDAQ: AETI) is the premium supplier of custom-designed power delivery solutions to the traditional and alternative energy industries. AETI offers M&I Electric™ power distribution and control products, electrical services, and E&I construction services, as well as American Access Technologies zone enclosures, and Omega Metals custom fabrication services.

AETI is headquartered in Houston and has global sales, support and manufacturing operations in Keystone Heights, Fla., Beaumont, Texas, Bay St. Louis, Miss., Singapore and Xian, China. AETI subsidiary South Coast Electric Systems L.L.C is based in Pearlington, Miss. and services Gulf Coast marine and vessel customers. AETI’s SEC filings, news and product/service information are available at www.aeti.com.

Forward Looking Statements

Except for the historical and present factual information contained herein, the matters set forth in this document, including statements regarding the anticipated results of our international joint ventures are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. There are many risks, uncertainties and other factors that can prevent the achievement of our goals or cause results to differ from those expressed or implied by these forward-looking statements including, without limitation, the risks inherent in doing business outside of the U. S. such as political, social and economic instability, currency fluctuations and conversion restrictions. These and other risks which may impact management’s expectations are described in greater detail in filings made by the Company with the Securities and Exchange Commission. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future events make it clear that any of the anticipated results expressed or implied herein will not be realized.

Investor Contacts:

John Untereker

juntereker@aeti.com

713-644-8182

Joe McGuire

jmcguire@aeti.com

904-228-2603